Exhibit 99.2

Press Release

TIDEWATER INC. • Pan-American Life Center • 601 Poydras Street, Suite 1500 • New Orleans, LA 70130 • Telephone (504) 568-1010 • Fax (504) 566-4582

TIDEWATER SUCCESSFULLY COMPLETES FINANCIAL RESTRUCTURING AND

EMERGES FROM CHAPTER 11 BANKRUPTCY

NEW ORLEANS, July 31, 2017— Tidewater Inc. (NYSE: TDW) (“Tidewater” or the “Company”) announced that effective today the Company and its affiliated chapter 11 debtors have emerged from bankruptcy after successfully completing its reorganization pursuant to the Second Amended Joint Prepackaged Chapter 11 Plan of Reorganization of Tidewater and its Affiliated Debtors (the “Plan”), that was confirmed on July 17, 2017 by the United States Bankruptcy Court for the District of Delaware. Capitalized terms used but not defined below have the meanings ascribed to them in the Plan, which was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on July 18, 2017.

Through its Plan, Tidewater eliminated approximately $1.6 billion in principal of outstanding debt, and considering the rejection of certain sale-leaseback agreements, Tidewater estimates that interest and operating lease expenses will be reduced by approximately $73 million annually. The Company believes that its substantially deleveraged balance sheet positions it for long-term success for the benefit of all of its stakeholders. The Company was principally advised by Lazard, Weil Gotschal & Manges LLP and Jones Walker LLP.

“Today marks the completion of a restructuring and recapitalization that allows the Company to move forward with a solid financial foundation from which we expect to continue to strengthen our business and grow,” said Jeffrey M. Platt, Tidewater’s President and Chief Executive Officer. “We now have the financial flexibility to continue to provide our customers with the safe, compliant, and efficient services that are the hallmark of our Company. Tidewater is thankful for the continued support of our many stakeholders, including our lenders, noteholders, stockholders, employees, customers, vendors and trade creditors. Their support has been integral to the successful outcome of the chapter 11 process.”

The Company’s new common stock (CUSIP number 88642R 109) (the “New Common Stock”) has been approved for listing on the New York Stock Exchange (the “NYSE”) under the same NYSE ticker symbol “TDW” as the shares of the Company’s existing common stock (CUSIP number 886423 102) (the “Existing Stock”). Trading in the New Common Stock on the NYSE is expected to commence on Tuesday, August 1, 2017. The Company’s Series A Warrants and Series B Warrants (CUSIP numbers 88642R 117 and 88642R 125, respectively) (together, the “Equity Warrants”) have been approved for listing on the NYSE, subject to compliance with applicable NYSE listing standards. The Company intends to seek the listing of the Equity Warrants after shares of the New Common Stock have traded for a reasonable period of time to allow for trading prices and volume to stabilize.

Pursuant to the Plan, following today, the Company will explore listing the New Creditor Warrants on an exchange, subject to approval by its board of directors and applicable listing requirements.

Preliminary information regarding the allocation of cash, senior secured notes, New Common Stock, and New Creditor Warrants among the banks, noteholders and sale/leaseback parties, and the allocation of New Common Stock, Series A Warrants, and Series B Warrants among its prior common stockholders was disclosed in the Company’s press release dated July 27, 2017. The Company will file a Current Report on Form 8-K today that sets forth the final allocations which are consistent in all material respects with those previously disclosed.

Board of Directors

Pursuant to the Plan, the Company’s new board of directors, consisting of the following persons, was appointed today: Thomas R. Bates, Jr., Alan J. Carr, Randee E. Day, Dick Fagerstal, Steven L. Newman, and Larry T. Rigdon, with Jeffrey M. Platt, the Company’s President and Chief Executive Officer, continuing as a director.

Forward-Looking Statements

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that certain statements set forth in this press release provide other than historical information and are forward looking. The actual achievement of any forecasted results, or the unfolding of future economic or business developments in a way anticipated or projected by the Company, involve numerous risks and uncertainties that may cause the Company’s actual performance to be materially different from that stated or implied in the forward-looking statement. Among those risks and uncertainties, many of which are beyond the control of the Company, including, without limitation, the effects on the market price of the Company’s common stock and on the Company’s ability to access the capital markets; volatility in worldwide energy demand and oil and gas prices, and continuing depressed levels of oil and gas prices, without a clear indication of if, or when, prices will recover to a level to support renewed offshore exploration activities; consolidation of our customer base; fleet additions by competitors and industry overcapacity; our views with respect to the need for and timing of the replenishment of our asset base, including through acquisitions or vessel construction; changes in capital spending by customers in the energy industry for offshore exploration, field development and production; loss of a major customer; changing customer demands for vessel specifications, which may make some of our older vessels technologically obsolete for certain customer projects or in certain markets; delays and other problems associated with vessel construction and maintenance; uncertainty of global financial market conditions and difficulty in accessing credit or capital; potential difficulty in meeting financial covenants in material debt or other obligations of the Company or in obtaining covenant relief from lenders or other contract parties; acts of terrorism and piracy; integration of acquired businesses and entry into new lines of business; disagreements with our joint venture partners; significant weather conditions; unsettled political conditions, war, civil unrest and governmental actions, such as expropriation or enforcement of customs or other laws that are not well developed or consistently enforced, or requirements that services provided locally be paid in local currency, in each case especially in higher political risk countries where we operate; foreign currency fluctuations; labor changes proposed by international conventions; increased regulatory burdens and oversight; changes in laws governing the taxation of foreign source income; retention of skilled workers; enforcement of laws related to the environment, labor and foreign corrupt practices; and the resolution of pending legal proceedings. Readers should consider all of these risk factors as well as other information contained in this press release.

Tidewater is the leading provider of Offshore Service Vessels (OSVs) to the global energy industry.

INVESTOR CONTACT: Tidewater Inc.

Quinn P. Fanning, Executive Vice President and Chief Financial Officer

713-470-5300

Joe Bennett, Executive Vice President and Chief Investor Relations Officer

504-566-4506

MEDIA CONTACT: Jennifer E. Mercer

Epiq Strategic Communications for Tidewater

310-712-6215

SOURCE: Tidewater Inc.

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